Deckers Brands Reports Fourth Quarter And Fiscal 2019 Financial Results

- Full Fiscal Year 2019 Sales Increased 6.2% to a Record $2.020 Billion

- Company Announces Q1 and Full Fiscal Year 2020 Guidance

GOLETA, Calif., May 23, 2019 /PRNewswire/ -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the fourth fiscal quarter and fiscal year ended March 31, 2019. The Company also provided its financial outlook for the first fiscal quarter ending June 30, 2019 and full fiscal year 2020 ending March 31, 2020.

Throughout this release, references to Non-GAAP financial measures exclude the impact of certain charges relating to retail store closures, tax reform, organizational changes and other one-time or non-recurring amounts. Additional information regarding these Non-GAAP financial measures is set forth under the heading "Non-GAAP Financial Measures" below.

"Fiscal 2019 represented another successful year for the Deckers organization, surpassing the milestone of $2.0 billion in revenue and doing so with exceptional levels of profitability, while achieving our long-range targets a year ahead of schedule," said Dave Powers, President and Chief Executive Officer. "As we move forward in our strategic plan, we will maintain focus on positioning our brands for the future by enhancing our relationship with consumers, continuing to deliver innovative product solutions, and building brand awareness and strength across global markets."

Fourth Quarter Fiscal 2019 Financial Review

  Net sales decreased 1.6% to $394.1 million compared to $400.7 million for the same period last year. On a constant currency basis, net sales decreased 1.3%.
  Gross margin was 51.6% compared to 48.0% for the same period last year.
  SG&A expenses were $171.7 million compared to $174.1 million for the same period last year.
  Non-GAAP SG&A expenses were $170.4 million this year compared to $172.5 million last year.
  Operating income was $31.6 million compared to $18.3 million for the same period last year.
  Non-GAAP operating income was $32.9 million this year compared to $19.9 million last year.
  Diluted earnings per share was $0.82 compared to $0.66 for the same period last year.
  Non-GAAP diluted earnings per share was $0.85 this year compared to $0.50 last year.

Full Year Fiscal 2019 Financial Review

  Net sales increased 6.2% to $2.020 billion compared to $1.903 billion for the same period last year. On a constant currency basis, net sales increased 5.8%.
  Gross margin was 51.5% compared to 48.9% for the same period last year.
  SG&A expenses were $712.9 million compared to $709.1 million for the same period last year.
  Non-GAAP SG&A expenses were $713.3 million this year compared to $695.2 million last year.
  Operating income was $327.3 million compared to $222.6 million for the same period last year.
  Non-GAAP operating income was $327.0 million this year compared to $236.5 million last year.
  Diluted earnings per share was $8.84 compared to $3.58 for the same period last year.
  Non-GAAP diluted earnings per share was $8.84 this year compared to $5.74 last year.

Brand Summary

  UGG® brand net sales for the fourth quarter decreased 7.2% to $239.0 million compared to $257.5 million for the same period last year. For fiscal year 2019, net sales increased 1.7% to $1.533 billion.
  HOKA ONE ONE® brand net sales for the fourth quarter increased 33.2% to $67.1 million compared to $50.4 million for the same period last year. For fiscal year 2019, net sales increased 45.4% to $223.1 million.
  Teva® brand net sales for the fourth quarter decreased 3.8% to $52.9 million compared to $55.0 million for the same period last year. For fiscal year 2019, net sales increased 2.9% to $137.4 million.
  Sanuk® brand net sales for the fourth quarter decreased 11.7% to $31.5 million compared to $35.6 million for the same period last year. For fiscal year 2019, net sales decreased 9.1% to $82.6 million.

Channel Summary (included in the brand sales numbers above)

  Wholesale net sales for the fourth quarter increased 6.4% to $237.5 million compared to $223.1 million for the same period last year. For fiscal year 2019, wholesale net sales increased 9.9% to $1.305 billion.
  DTC net sales for the fourth quarter decreased 11.8% to $156.6 million compared to $177.6 million for the same period last year. DTC comparable sales for the fourth quarter decreased 0.5% over the same period last year. For fiscal year 2019, DTC net sales decreased 0.1% to $715.0 million and DTC comparable sales increased 1.9%.

Geographic Summary (included in the brand and channel sales numbers above)

  Domestic net sales for the fourth quarter increased 1.2% to $252.0 million compared to $249.0 million for the same period last year. For fiscal year 2019, domestic net sales increased 8.9% to $1.278 billion.
  International net sales for the fourth quarter decreased 6.3% to $142.1 million compared to $151.7 million for the same period last year. For fiscal year 2019, international net sales increased 1.8% to $742.1 million.

Balance Sheet (March 31, 2019 as compared to March 31, 2018)

  Cash and cash equivalents were $589.7 million compared to $430.0 million.
  Inventories were $278.8 million compared to $299.6 million.
  Outstanding borrowings were $31.5 million compared to $32.1 million.

Stock Repurchase Program

During the fourth quarter, the Company did not repurchase any shares of its common stock. As of March 31, 2019, the Company had $350 million remaining under its stock repurchase authorizations.

Full Year Fiscal 2020 Outlook for the Twelve Month Period Ending March 31, 2020

  Net sales are expected to be in the range of $2.095 billion to $2.120 billion.
  Gross margin is expected to be in the range of 50.0% to 50.5%.
  SG&A expenses as a percentage of sales are projected to be at or slightly better than 36.0%.
  Operating margin is expected to be in the range of 14.2% to 14.5%.
  Effective tax rate is expected to be approximately 21%.
  Non-GAAP diluted earnings per share expected to be in the range of $8.20 to $8.40.
  The earnings per share guidance excludes any charges that may occur from additional store closures, tax reform, organizational changes and other one-time or non-recurring amounts. It also does not assume any impact from additional share repurchases.

First Quarter Fiscal 2020 Outlook for the Three Month Period Ending June 30, 2019

  Net sales are expected to be in the range of $250.0 million to $260.0 million.
  Non-GAAP diluted loss per share expected to be in the range of a ($1.25) to ($1.15).
  The earnings per share guidance excludes any charges that may occur from additional store closures, tax reform, organizational changes and other one-time or non-recurring amounts. It also does not assume any impact from additional share repurchases.

Non-GAAP Financial Measures

We present certain Non-GAAP financial measures in this press release, including constant currency, Non-GAAP SG&A expenses, Non-GAAP operating income and Non-GAAP diluted earnings (loss) per share, to provide information that may assist investors in understanding our financial results and assessing our prospects for future performance.

Consistent with SEC regulations, we have not provided a reconciliation of forward-looking Non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the "unreasonable efforts" exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that we may make to our GAAP financial measures in calculating our non-GAAP financial measures.

We believe these Non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results, such as charges relating to retail store closures, tax reform, organizational changes and other one-time or non-recurring amounts. In particular, we believe the exclusion of certain costs and one-time amounts allows for a more meaningful comparison of our results from period to period. Further, we report comparable DTC sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and we adjust prior reporting periods to conform to current year accounting policies.

These Non-GAAP financial measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate our constant currency information, we calculate the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and re-measurements in the condensed consolidated balance sheets. These Non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such Non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the Non-GAAP financial measures to the most directly comparable GAAP measures has been provided under the heading "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures" in the financial statement tables attached to this press release.

Conference Call Information

The Company's conference call to review the results for the fourth quarter and fiscal 2019 will be broadcast live today, Thursday, May 23, 2019 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the "Investor" tab and then clicking on the webcast link at the top of the page. A replay of the call will be available until May 23, 2020 at Midnight, and can be accessed under the "Quarterly Earnings" section of the "Investor" tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company's portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 40 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our anticipated financial performance, including our projected net sales, margins, expenses, effective tax rate and earnings (loss) per share, as well as statements regarding our progress towards the achievement of our long term strategic objectives, our ability to compete in our industry, our product and brand positioning and strategies, and our potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," "could," "estimate," "expected," "intend," "may," "plan," "predict," "project," "should," "will," or "would," and similar expressions or the negative of these expressions.

Forward-looking statements represent our management's current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED) (dollar and share data amounts in thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2019	2018	2019	2018
Net sales	$394,130	$400,684	$2,020,437	$1,903,339
Cost of sales	190,825	208,255	980,187	971,697
Gross profit	203,305	192,429	1,040,250	931,642
Selling, general and administrative expenses	171,701	174,135	712,930	709,058
Income from operations	31,604	18,294	327,320	222,584

Other (income) expense, net	(1,939)	385	(1,614)	1,888
Income before income taxes	33,543	17,909	328,934	220,696
Income tax expense (benefit)	9,574	(2,706)	64,626	106,302
Net income	23,969	20,615	264,308	114,394
Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on cash flow hedges	(1,241)	1,561	(243)	(613)
Foreign currency translation gain (loss)	1,115	7,526	(9,428)	14,081
Total other comprehensive (loss) income	(126)	9,087	(9,671)	13,468
Comprehensive income	$23,843	$29,702	$254,637	$127,862

Net income per share
Basic	$0.82	$0.66	$8.92	$3.60
Diluted	$0.82	$0.66	$8.84	$3.58
Weighted-average common shares outstanding
Basic	29,134	31,155	29,641	31,758
Diluted	29,407	31,360	29,903	31,996

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (UNAUDITED) (dollar amounts in thousands)

	As of March 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$589,692	$429,970
Trade accounts receivable, net	178,602	143,704
Inventories, net	278,842	299,602
Other current assets	48,269	37,414
Total current assets	1,095,405	910,690

Property and equipment, net	213,796	220,162
Other noncurrent assets	118,005	133,527
Total assets	$1,427,206	$1,264,379

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$603	$578
Trade accounts payable	124,974	93,939
Other current liabilities	124,947	94,649
Total current liabilities	250,524	189,166

Mortgage payable	30,901	31,504
Other long-term liabilities	100,651	102,930
Total long-term liabilities	131,552	134,434

Total stockholders' equity	1,045,130	940,779
Total liabilities and stockholders' equity	$1,427,206	$1,264,379

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (UNAUDITED) (dollar and share data amounts in thousands, except per share data)

	Three Months Ended March 31, 2019
	GAAP Measures (As Reported)	Other Charges (1)	Non-GAAP Measures (Excluding Items) (2)
Net sales	$394,130		$394,130
Cost of sales	190,825		190,825
Gross profit	203,305		203,305
Selling, general and administrative expenses	171,701	(1,280)	170,421
Income from operations	31,604	1,280	32,884

Other income, net	(1,939)		(1,939)
Income before income taxes	33,543	1,280	34,823
Income tax expense	9,574		9,939
Net income	$23,969		$24,884

Net income per share
Basic	$0.82		$0.85
Diluted	$0.82		$0.85
Weighted-average common shares outstanding
Basic	29,134		29,134
Diluted	29,407		29,407

(1) Adjustments as of March 31, 2019 reflect amounts related to organizational changes and other one-time or non-recurring amounts.
(2) The tax rate applied to the Non-GAAP measures is 28.5%, which is equal to the GAAP effective income tax rate for the three months ended March 31, 2019.

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (UNAUDITED) (dollar and share data amounts in thousands, except per share data)

	Three Months Ended March 31, 2018
	GAAP Measures (As Reported)	Restructuring and Other Charges (1)	Non-GAAP Measures (Excluding Items) (2)
Net sales	$400,684		$400,684
Cost of sales	208,255		208,255
Gross profit	192,429		192,429
Selling, general and administrative expenses	174,135	(1,594)	172,541
Income from operations	18,294	1,594	19,888

Other expense, net	385		385
Income before income taxes	17,909	1,594	19,503
Income tax (benefit) expense	(2,706)		3,803
Net income	$20,615		$15,700

Net income per share
Basic	$0.66		$0.50
Diluted	$0.66		$0.50
Weighted-average common shares outstanding
Basic	31,155		31,155
Diluted	31,360		31,360

(1) Amounts as of March 31, 2018 reflect other charges related to organizational changes.

(2) The difference in GAAP and Non-GAAP tax expense is primarily due to revisions made during the quarter from one-time deemed repatriation tax as a result of recently enacted U.S. tax reform. The tax rate applied to the non-GAAP measures is 19.5% which represents the effective tax rate for the fiscal quarter ended March 31, 2018.

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (UNAUDITED) (dollar and share data amounts in thousands, except per share data)

	Twelve Months Ended March 31, 2019
	GAAP Measures (As Reported)	Restructuring and Other Charges (1)	Non-GAAP Measures (Excluding Items) (2)
Net sales	$2,020,437		$2,020,437
Cost of sales	980,187		980,187
Gross profit	1,040,250		1,040,250
Selling, general and administrative expenses	712,930	327	713,257
Income from operations	327,320	(327)	326,993

Other income, net	(1,614)	(445)	(2,059)
Income before income taxes	328,934	118	329,052
Income tax expense	64,626		64,649
Net income	$264,308		$264,403

Net income per share
Basic	$8.92		$8.92
Diluted	$8.84		$8.84
Weighted-average common shares outstanding
Basic	29,641		29,641
Diluted	29,903		29,903

(1) Adjustments as of March 31, 2019 reflect amounts related to restructuring costs, organizational changes, legal matters, charges in connection with the Company's refinancing of its prior credit facility, and other one-time or non-recurring amounts.

(2) The tax rate applied to the Non-GAAP measures is 19.6%, which is equal to the GAAP effective income tax rate for the twelve months ended March 31, 2019.

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (UNAUDITED) (dollar and share data amounts in thousands, except per share data)

	Twelve Months Ended March 31, 2018
	GAAP Measures (As Reported)	Restructuring and Other Charges (1)	Non-GAAP Measures (Excluding Items) (2)
Net sales	$1,903,339		$1,903,339
Cost of sales	971,697		971,697
Gross profit	931,642		931,642
Selling, general and administrative expenses	709,058	(13,872)	695,186
Income from operations	222,584	13,872	236,456

Other expense, net	1,888		1,888
Income before income taxes	220,696	13,872	234,568
Income tax expense	106,302		50,888
Net income	$114,394		$183,680

Net income per share
Basic	$3.60		$5.78
Diluted	$3.58		$5.74
Weighted-average common shares outstanding
Basic	31,758		31,758
Diluted	31,996		31,996

(1) Amounts as of March 31, 2018 reflect charges related to restructuring costs, our contested proxy and related litigation, tax reform, other charges related to organizational changes and the strategic review process.

(2) The difference in GAAP and Non-GAAP tax expense is primarily due to the one-time deemed repatriation tax and deferred tax asset re-measurement to the new lower domestic federal tax rate as a result of recently enacted U.S. tax reform. The tax rate applied to the Non-GAAP measures is 21.7% for the twelve months ended March 31, 2018.

CONTACT: Erinn Kohler | Senior Director, Investor Relations & Corporate Planning | Deckers Brands | 805.967.7611